Exhibit 24.2


                        Consent of Huddleston & Co., Inc.

     We consent to the incorporation by reference in this Registration Statement of The Coastal Corporation on Form S-8 relating to The Coastal Corporation Deferred Compensation Plan for Directors and The Coastal Corporation 1997 Directors Stock Plan of our report under the captions "Business-Gas System Reserves" and "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-K/A of The Coastal Corporation for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in this Registration Statement.




HUDDLESTON & CO., INC.

/S/ PETER D. HUDDLESTON
------------------------------------------------
Peter D. Huddleston, P.E.
President

Houston, Texas
August 24, 2000